UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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USA MOBILITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amendment to Company’s Definitive Proxy Statement

USA Mobility, Inc. (the “Company”) filed its 2014 Proxy Statement (the “2014 Proxy”) with the Securities and Exchange Commission on April 7, 2014 in connection with its 2014 Annual Meeting of Stockholders (the “Annual Meeting”) on May 28, 2014. The Company is soliciting proxies from its stockholders:

1.	To elect seven directors;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm;

3.	To approve (on an advisory basis) named executive officer compensation (“Say on Pay”); and

4.	To transact such other business as may properly come before the Annual Meeting.

On May 16, 2014 the Company received the report of ISS (“ISS”) Proxy Advisory Services (the “ISS Report”). The ISS Report recommends the Company’s stockholders vote “FOR” all of the Company’s proposals except for Item 3 where the ISS Report recommends a vote “AGAINST” approval of the named executive officer (“NEO”) compensation.

ISS based its negative recommendation on Say on Pay on three points (detailed in Key Takeaways of the ISS Report) that completely mischaracterizes the Company’s compensation policies and practices. We have analyzed and responded to each point below.

1.	“The company committed to relatively high guaranteed target pay opportunities to the CEO for an extended period regardless of future company performance.” (ISS Report: Key Takeaways)

Company Response: Our CEO’s amended employment agreement provides that the CEO would be awarded long-term performance incentive opportunities in the form of equity or equity based compensation for the five years through 2017 (not six years as ISS mistakenly reports). These awards are irrefutably subject to performance goals established by the Board of Directors (“Board”) at the time of grant. Achievement of these pre-established performance goals is required before any payment of the grant is made. As noted in the 2014 Proxy on page 15 “(b)oth the short-term incentive plan (“STIP”) and long-term incentive plan (“LTIP”) compensation are based on the measurable financial performance of the Company as determined by the Compensation Committee and ratified by the Board.” The ISS Report’s conclusion that the CEO’s target incentive opportunities are “regardless of future company performance” is both false and misleading. These equity awards are not and have never been “guaranteed.” Achievement and payment of these awards is absolutely dependent on future performance.

2.	“Further, NEOs were granted equity under a 2011 incentive program, goals for which were modified in 2012 without sufficient disclosure of what adjustments were made.” (ISS Report: Key Takeaways)

Company Response: This statement, too, is flatly wrong. The NEOs added to our 2011 LTIP in 2013 were under an earlier LTIP that expired in 2012, and these NEOs were properly added to our 2011 LTIP as part of the integration of our wireless and software businesses into a single, focused unified communications business. Setting new enterprise-wide goals – which are fully disclosed in our proxy statement on page 20 – was not only appropriate but has aligned all of our senior executives to a common objective of expanding critical communication services to US and global health care customers.

3.	“Finally, the company lowered consolidated revenue goals below actual performance from the prior year, contributing to above target overall STI payouts.” (ISS Report: Key Takeaways)

Company Response: Our revenue has declined every year over the past decade despite our increasing margins, steady cash dividends and stock repurchases. ISS appears to have read our proxy in a complete vacuum, not understanding our business or our ongoing shift from paging services to software based critical communications. Our STIP goals every year have reflected the overall revenue decline resulting from our paging business. For the first time ISS criticizes us for having lower revenue goals, not even recognizing how we preserve and create stockholder value in a declining business and keep management highly incentivized to create that value. The following table is from Footnote 17 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (“2013 Form 10-K):

For the Year Ended December 31,

(Dollars in 000s)

Revenues	2013	2012	2011
Wireless	$149,448	$168,405	$199,701
Software	60,304	51,291	33,992

Total Revenues	$209,752	$219,696	$233,693

The determination of the pre-established performance goal for consolidated revenue was based on a reasonable understanding of the Company’s strategic position and most certainly did not guarantee an above target overall short term incentive (“STIP”) payout. This statement in the ISS Report is misleading and contrary to the disclosures made in the 2014 Proxy.

Conclusion: Our Compensation Committee properly engaged the best compensation consultant available to identify our peer group to reflect the undergoing changes in the technology solutions we offer and what our customers are buying. We have carefully designed the best mix of short-term and long-term incentives heavily weighted on performance to continue our dividend and stockholder value creation goals. ISS simply has failed to look at the underlying business of the Company or to understand the technological shift we, our customers and our true competitors, are experiencing.

Our stock price and total stockholder return has positively reflected this shift. Our Board unanimously reaffirms its recommendations to stockholders, and urges all stockholders to ignore the ISS negative recommendation based on its errors and misunderstanding of our proxy statement and our business. We urge a vote “FOR” the advisory Say on Pay proposal.